Exhibit 2.01

EXECUTION COPY
Share Purchase Agreement

by and between

Heinz Rüedi    (the “Seller”)
Renfer-Park 17
CH-2504 Biel/Bienne
Switzerland

and

Power Integrations Netherlands B.V.    (the “Buyer”)
Luna Arena
Herikerbergweg 238
1101 CM Amsterdam Zuidoost
The Netherlands

and

Power Integrations Limited    (the “Co-Obligor”)
PO Box 32322
4th Floor, Century Yard
Cricket Square, Elgin Avenue
Grand Cayman KY1-1209
Cayman Islands

regarding

shares in Concept Beteiligungen AG and CT-Concept Holding AG

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Table of Contents

1	Definitions			6
2	Object of Sale and Purchase			6
3	Purchase Price			6
	3.1.	Calculation of Purchase Price		6
	3.2.	Determination of Closing Net Asset Value, Final Adjustment and Payment of Final Adjustment		6
		3.2.1.	Determination of Closing Net Asset Value	6
		3.2.2.	Determination of Final Adjustment	6
		3.2.3.	Payment of Final Adjustment	7
	3.3.	No Set-Off		7
	3.4.	Escrow		7
		3.4.1.	Establishment of Escrow Account	7
		3.4.2.	Payment into Escrow	7
4	Actions before Closing			7
	4.1.	General		7
	4.2.	Filings and Submissions		7
	4.3.	Conduct of Business		8
		4.3.1.	General	8
		4.3.2.	Access to the Group	8
		4.3.3.	Restricted Actions	8
	4.4.	Seller's Personal Debt Amount		9
	4.5.	Designation of Bank Accounts		9
	4.6.	Closing Memorandum		9
5	Conditions Precedent to Closing			9
	5.1.	Conditions Precedent to Obligations of Each Party		9
	5.2.	Conditions Precedent to the Obligations of the Buyer and the Co-Obligor		10
	5.3.	Conditions Precedent to the Obligations of the Seller		10
	5.4.	Waiver of Conditions Precedent		10
	5.5.	Right of Termination		11
6	Closing			11
	6.1.	Place and Date of Closing		11
	6.2.	Actions by the Seller		11
	6.3.	Actions by the Buyer		12
7	Representations and Warranties			12
	7.1.	Representations and Warranties of the Seller		12
	7.2.	Representations and Warranties of the Buyer		12
	7.3.	Representations and Warranties of the Co-Obligor		12
	7.4.	No other Representations and Warranties		12
8	Remedies			12
	8.1.	Remedy of the Buyer		12
		8.1.1.	Notice of Breach (Rüge)	12

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

		8.1.2.	Seller's Right to Cure	13
		8.1.3.	Seller's Liability	13
		8.1.4.	Time Limitations (Verjährung) on and Forfeiture (Verwirkung) of Claims	13
		8.1.5.	Limitations on Liability	14
		8.1.6.	Third Party Claims	15
	8.2.	Remedy of the Seller		15
	8.3.	Remedies Exclusive, Fraud or Wilful Misrepresentation		15
9	Covenants			15
	9.1.	[*]		15
	9.2.	Press Releases and Other Public Announcements		15
	9.3.	No Claims against Directors and Officers		15
	9.4.	Confidentiality		16
	9.5.	Non-Compete		16
		9.5.1.	Scope of Non-Compete Obligation	16
		9.5.2.	Definitions; Remedies	17
10	Cumulative Assumption of the Buyer's Obligations			17
11	Taxes, Costs, Expenses and Interest			17
	11.1.	Taxes		17
	11.2.	Costs and Expenses		18
	11.3.	Interest		18
12	Miscellaneous			18
	12.1.	Effect on Third Parties		18
	12.2.	Notices		18
	12.3.	Entire Agreement		19
	12.4.	Amendments and Waivers		20
	12.5.	No Assignment		20
	12.6.	Severability		20
13	Governing Law and Jurisdiction			20
	13.1.	Governing Law		20
	13.2.	Arbitration		20
	13.3.	Construction		20

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Table of Annexes

Annex	Title
Annex (c)	Subsidiaries
Annex 1	Definitions
Annex 3.2.1(1)	Computation of Closing Net Asset Value
Annex 3.2.1(2)	Establishment of Final Accounts and Final Adjustment
Annex 3.2.1(3)	Computation of Yardstick Net Asset Value
Annex 3.4.1	Form of Escrow Agreement
Annex 5.2(e)	Carved-Out Assets and Carve-Out Consideration
Annex 6.2(f)	Form of Termination Agreements
Annex 6.2(i)	Form of Seller's Release
Annex 6.2(j)(i)	Form of Key Employees' Release
Annex 6.2(j)(ii)	List of Key Employees
Annex 7.1	Representations and Warranties of the Seller
Annex 7.1(g)(i)	Registered Intellectual Property Rights
Annex 7.2	Representations and Warranties of the Buyer
Annex 7.3	Representations and Warranties of the Co-Obligor
Annex 8.1.3	Special Indemnity Items
Annex 8.1.5(c)(i)	Data Room Index
Annex 8.1.5(c)(ii)	Disclosure Letter

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

List of Omitted Annexes
Pursuant to Item 601(b)(2) of Regulation S-K, Power Integrations, Inc. hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted annexes identified below.

OMITTED ANNEXES
Annex 3.2.1(3)    Computation of Yardstick Net Asset Value
Annex 3.4.1        Form of Escrow Agreement
Annex 5.2(e)        Carved-Out Assets and Carve-Out Consideration
Annex 6.2(f)        Form of Termination Agreements
Annex 6.2(i)        Form of Seller's Release
Annex 6.2(j)(i)    Form of Key Employee's Release
Annex 6.2(j)(ii)    List of Key Employees
Annex 7.1(g)(i)    Registered Intellectual Property Rights
Annex 8.1.3        Special Indemnity Items
Annex 8.1.5(c)(i)    Data Room Index
Annex 8.1.5(c)(ii)    Disclosure Letter

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Preamble
Whereas

(a)
Concept Beteiligungen AG (the “Company”) is a corporation organized and existing under the laws of Switzerland with its registered seat in Zug, Switzerland, with a nominal share capital of CHF 100'000 divided into1'000 bearer with a nominal value of CHF 100 each (the “CB-Shares”).

(b)
CT-Concept Holding AG (“CT Holding”) is a corporation organized and existing under the laws of Switzerland with its registered seat in Biel, Switzerland, with a nominal share capital of CHF 100'000 divided into 100 registered shares with a nominal value of CHF 1'000 each (the “CTH-Shares”).

(c)
As of the date of this Agreement, the Company directly or indirectly owns the shares in the subsidiaries as set forth in Annex (c) (the Company together with such subsidiaries, the “Group”, each of them a “Group Company” and together the “Group Companies”).

(d)	As of the date of this Agreement, the Seller is:

(i)	the direct owner of 100% of the CB-Shares

(ii)	the direct owner of 10% of the CTH-Shares
(the shares listed in (i) and (ii) of this Section (d) of the Preamble, together the “Shares”), whereas the Company is the direct owner of 90% of the CTH-Shares

(e)	The Seller intends to sell the Shares to the Buyer and the Buyer intends to buy the Shares from the Seller pursuant to the terms of this Agreement.

(f)	The Co-Obligor intends to accede to this Agreement in terms of a cumulative assumption of the obligations (kumulative Schuldübernahme) imposed on the Buyer.

(g)	Before executing this Agreement, the Buyer conducted a comprehensive due diligence investigation and reviewed, inter alia, the Disclosure Information (as hereinafter defined).
Now, therefore, the Seller and the Buyer agree as follows:

1.	Definitions
Capitalized terms used in this Agreement shall have the meaning assigned to them in Annex 1.

2.	Object of Sale and Purchase
Subject to the terms of this Agreement, the Seller hereby agrees to sell and, on the Closing Date, to transfer the Shares to the Buyer, and the Buyer hereby agrees to buy the Shares from the Seller, with effect from the Closing, free and clear of all Liens (including any rights of third parties) together with all rights (of any nature) which are at Closing attached to them.

3.	Purchase Price

3.1.	Calculation of Purchase Price
Subject to the indemnification obligations set forth in Section 8, the consideration payable by the Buyer to the Seller for the Shares sold under this Agreement (the “Purchase Price”) shall be:

(a)	CHF 116,300,000.00 (the “Preliminary Purchase Price”); plus or minus

(b)	the Final Adjustment determined in accordance with Section 3.2.2.

3.2.	Determination of Closing Net Asset Value, Final Adjustment and Payment of Final Adjustment

3.2.1	Determination of Closing Net Asset ValueThe Closing Net Asset Value shall be computed in accordance with Annex 3.2.1(1) and Annex 3.2.1(2).

3.2.2	Determination of Final Adjustment

(a)	If the Closing Net Asset Value is greater than the Yardstick Net Asset Value, the Preliminary Purchase Price shall be increased by the amount of such excess, and the Buyer shall, subject to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and in accordance with Section 3.2.3, pay to the Seller the lesser of (i) the amount of such excess or (ii) CHF 7,000,000.00.

(b)
If the Closing Net Asset Value is less than the Yardstick Net Asset Value, the Preliminary Purchase Price shall be decreased by the amount of such shortfall, and the Seller shall, subject to and in accordance with Section 3.2.3 pay to the Buyer the lesser of (i) the amount of such shortfall or (ii) CHF 7,000,000.00.

3.2.3	Payment of Final Adjustment
The amount determined pursuant to Section 3.2.2 shall be paid by or on behalf of the relevant Party by wire transfer to the bank account designated in writing by the Party entitled to receive such payment within ten (10) Business Days after the earliest of (i) the Proposed Adjustment becoming final and binding on the Parties pursuant to Annex 3.2.1(2) and (ii) the delivery by the Appraiser of his or her determination of the Final Adjustment to the Parties pursuant to Annex 3.2.1(2).

3.3.	No Set-Off
The Buyer shall not be entitled to set-off any of its claims it may have against the Seller against or otherwise withhold the proper payment of the Preliminary Purchase Price and the Final Adjustment determined in accordance with Section 3.2.2., regardless if such claim of the Buyer against the Seller has arisen under or in connection with this Agreement or otherwise.

3.4.	Escrow

3.4.1.	Establishment of Escrow Account
The Buyer and the Seller shall execute an escrow agreement substantially in the form as attached as Annex 3.4.1 on/or before the Closing Date (the “Escrow Agreement”).

3.4.2.	Payment into Escrow
At Closing, the amount of CHF [*] (“Escrow Amount”) shall be paid into an escrow account (the “Escrow Account”) to be held by Poncet Buhler (the “Escrow Agent”) based on the Escrow Agreement whereby the funds to be held in the Escrow Account shall serve as a security to compensate the Buyer for the Sellers' indemnification obligations as set forth in Section 8.1 under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (such as in the case of fraud). Subject to the specific terms of the Escrow Agreement, within seven business days following the date that is [*] after the Closing Date (the “Escrow Period”), the Buyer and the Seller shall instruct the Escrow Agent to release to the Seller an amount equal to the funds then held in the Escrow Account minus all amounts subject to pending claims made by the Buyer under this Agreement and that have not been resolved prior to such date (the aggregate amount that is subject to such pending claims shall be referred to herein as the “Pending Amount”). The Pending Amount shall remain in the Escrow Account until such pending claims have been resolved or satisfied.

4.	Actions before Closing

4.1.	General
Unless specifically otherwise provided herein, each Party shall use commercially reasonable best efforts to cause:

(a)
the Conditions Precedent to be satisfied on or before the Closing Date (provided, however, that notwithstanding anything to the contrary herein the Buyer shall not have any obligation under this Agreement to divest or agree to divest (or cause any of its subsidiaries or any Group Company to divest or agree to divest) any of its respective businesses, product lines, assets, or take or agree to take (or cause any of its subsidiaries or any Group Company to agree to take) any other action or to agree (or cause any of its subsidiaries or any Group Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets);

(b)	each of its Affiliates to perform all acts necessary to implement the transactions contemplated by this Agreement.
The Parties shall fully cooperate and promptly inform each other of any actions taken pursuant to this Section before Closing.

4.2.	Filings and Submissions
No Party shall make any filings or submissions without the prior consent of the other Party (such consent not to be unreasonably withheld or delayed), provided, however, that the Buyer and the Buyer's parent corporation may make filings as required under applicable law and/or the relevant rules of the stock

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

exchange on which the Buyer's parent corporation is trading.

4.3.	Conduct of Business

4.3.1.	General
Unless otherwise specifically provided herein or disclosed in the Disclosure Letter, from the date of this Agreement to the Closing Date (the “Pre-Closing Period”), the Seller shall cause the Group Companies: (a) to continue to operate their respective businesses as a going concern in the ordinary course of business and consistent with prior practice; (b) to use their respective commercially reasonable efforts to preserve their respective businesses and assets and to keep intact in all material respects the material components of their respective current business organizations, including keeping available the services of key employees; and (c) use commercially reasonable efforts to maintain their respective relations and good will with all material suppliers, material customers and governmental bodies.

4.3.2.	Access to the Group
Subject to applicable law, the Seller shall ensure that the Buyer is given reasonable access during ordinary business hours to the managers of the Group Companies, their documents and their legal and financial advisors and auditors, provided that such access shall not unreasonably interfere with the business and operations of the Group Companies.

4.3.3.	Restricted Actions
Unless: (x) otherwise specifically provided for in this Agreement, (y) disclosed in the Disclosure Letter, or (z) contemplated in the business plan as approved by the competent corporate body of the Group Companies which was included in the Data Room Documents, during the Pre-Closing Period, the Seller shall not, and shall procure that each Group Company shall not, without prior consent of the Buyer:

(a)	take or fail to take any action which could materially interfere with the consummation of the transactions contemplated under this Agreement;

(b)
accelerate any order or do any other act that is intended to increase the revenues for the purpose of increasing revenue during certain period or quarter that would not be done otherwise in the ordinary course of business (for example by soliciting customers (by providing financial incentives or otherwise) to make their orders earlier than they intended or by increasing the distributor inventory);

(c)	take any action that increases the inventory held by distributors of the Group Companies as compared with the inventory held by distributors of the Group Companies as of December 31, 2011;

(d)
make any material change in the terms (including granting severance) of employment (including termination) of any of its directors, officers or employees other than in the ordinary course of business and consistent with past practice, existing commitments or existing as of the date of this Agreement collective bargaining arrangements or hire any employees with an annual gross salary exceeding CHF 100,000.00, or with a notice period (with respect to termination) exceeding statutory notice periods or providing for severance payments, other than to fill open positions existing as of the date of this Agreement, provided that such newly filled positions can be terminated with a notice period not to exceed statutory notice period and with no severance payments;

(e)	adopt or amend any employee compensation or benefit plan or amend any compensation, benefit, entitlement, grant or award previously made under any such plan, except as required by law;

(f)	form, enter into, vary, terminate or withdraw from any material partnership, consortium, joint venture or similar business organization or agreement;

(g)	make any amendments to its articles of incorporation or organizational regulations;

(h)	pay out any dividends or other distribution of profit to the Seller;

(i)
enter into any agreement with the Seller or any of the Seller's Affiliates or any officer, director or employee of a Group Company other than in the ordinary course of business consistent with past practices and not to exceed in the aggregate CHF [*];

(j)
issue new shares or transfer any shares that are directly or indirectly held by it or to a third party or transfer any of its material assets to a third party, other than in connection with the performance of commitments in effect as of the date hereof, which are described in the Disclosure Letter;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(k)
increase, reduce or otherwise change its share capital, or grant any option or conversion rights on the equity of a Group Company other than in connection with the performance of commitments in force as of the date hereof;

(l)
enter into, increase or extend any liability under any guarantee or indemnity in favour of any third party other than in the ordinary course of business, consistent with past practices and in an aggregate amount not to exceed CHF [*];

(m)
make, increase or extend any loan or advance or grant any credit to any third party other than in the ordinary course of business, consistent with past practices and in an aggregate amount not to exceed CHF [*];

(n)
grant, create or allow the creation of any Lien over any of its assets other than charges arising by operation of law or otherwise in the ordinary course of business and consistent with past practices;

(o)
borrow any money or incur any financial indebtedness to a third party in an aggregate amount in excess of CHF [*] or incur any other liabilities other than in the ordinary course of business and consistent with past practice;

(p)	materially change its accounting procedures, principles or practice in effect at the date of this Agreement;

(q)	materially change its payment and collection policy for accounts payable and accounts receivable respectively;

(r)
enter into any contract that would constitute a Material Contract other than in the ordinary course of business and consistent with past practices or other contract that would require consent in connection with the Closing or violate, terminate, amend or modify any Material Contract other than termination, amendment or modification that is done in the ordinary course of business and consistent with past practices;

(s)	commence or settle a lawsuit other than (i) in connection with the routine collection of bills or (ii) for a breach of this Agreement;

(t)
acquire or agree to acquire by merging or consolidating with or by purchasing a substantial portion of the assets of any other business, corporation, partnership, association or other business organization or division thereof;

(u)	make any change or election in respect of Taxes, change any accounting method in respect of Taxes;

(v)	make any capital expenditures, capital additions or capital improvements in excess of CHF [*] per item or CHF [*] in the aggregate; or

(w)	agree to make any of the items described above in Section 4.3.3(a) through 4.3.3(v).

4.4.	Seller's Personal Debt Amount
No later than three Business Days before the Closing Date, the Seller shall deliver the Buyer a certificate (the “Payment Certificate”) that includes the following information as of the Closing: the aggregate amount of the Seller's debt toward the Group, including a breakdown of each item of debt, the nature of such debt and the Group Company to which the Seller owes such debt (the “Seller's Personal Debt Amount”).

4.5.	Designation of Bank Accounts
No later than three Business Days before the Closing Date, the Seller shall designate to the Buyer the Company's, any Group Company's, as the case may be, and his own bank accounts for the purpose of Section 6.3.

4.6.	Closing Memorandum
The Seller's legal counsel shall prepare, in cooperation with the Buyer's legal counsel, a closing memorandum which describes the closing actions pursuant to Sections 6.2 and 6.3 and which shall serve as evidence for the closing of the transactions contemplated under this Agreement (the “Closing Memorandum”).
5.    Conditions Precedent to Closing

5.1.	Conditions Precedent to Obligations of Each Party
The obligation of each of the Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent a waiver is permitted) by each Party of the following condition precedent (the “Mutual Condition Precedent”): No action shall be pending or threatened in writing and no order, injunction or decree of any court, administrative body or arbitration tribunal exists

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which seeks to enjoin the consummation of the transactions contemplated hereunder and there shall not be any legal requirement enacted following the date hereof that makes the consummation of the transactions contemplated hereunder illegal.

5.2.	Conditions Precedent to the Obligations of the Buyer and the Co-Obligor
The obligation of each of the Buyer and the Co-Obligor to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent a waiver is permitted) by the Buyer and the Co-Obligor of the following conditions precedent (the “Buyer Conditions Precedent”);

(a)
Representations, Warranties and Covenants. The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), provided, however, that for purposes of this Section 5.2(a) all updates made or purported to be made following the date of this Agreement shall be disregarded. The Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Seller at or prior to the Closing.

(b)
Receipt of Closing Deliveries. The Buyer shall have received each of the agreements, instruments and other documents set forth in Section 6.2; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the amounts set forth on any of the agreements, instruments or documents is accurate and shall not diminish the Buyer's remedies hereunder if any of the foregoing is not accurate.

(c)	No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Group.

(d)
No Outstanding Securities. Other than Shares being acquired hereunder, there shall be no outstanding securities, warrants, options, commitments or agreements of the Company or CT Holding immediately prior to the Closing that purport to obligate the Company or CT Holding to issue any shares of capital stock, options, warrants or any other securities of the Company or CT Holding under any circumstances.

(e)	All Carve-Out Actions have been duly and validly implemented.

5.3.	Conditions Precedent to the Obligations of the Seller
The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent a waiver is permitted) by the Seller of the following conditions precedent (the “Seller Conditions Precedent” and together with the Mutual Conditions Precedent and the Buyer Conditions Precedent, each a “Condition Precedent” and, collectively, the “Conditions Precedent”);

(a)
Representations, Warranties and Covenants. The representations and warranties of the Buyer and the Co-Obligor in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Buyer and the Co-Obligor shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer or the Co-Obligor at or prior to the Closing.

(b)
The Buyer's Payments. The Buyer shall have made the payments as set forth in Section 6.3; provided, however, that the Closing shall not diminish the Seller's remedies hereunder if any of the foregoing amounts have not been paid as set forth in Section 6.3.

5.4.	Waiver of Conditions Precedent
Each Party shall inform the other Party immediately upon becoming aware of any fact or matter which could reasonably be expected to constitute a breach, or could prevent or hinder the satisfaction of, any of the Conditions Precedent. The Parties shall enter into good faith negotiations on how to resolve the issue

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and, without prejudice to any other provision of this Agreement, each Party shall be entitled to seek to cure at its own expense any breach or non-satisfaction.

At any time before Closing,

(a)	the Seller and the Buyer may jointly waive, in whole or in part, any of the Mutual Conditions Precedent set forth in Section 5.1;

(b)	the Buyer may waive, in whole or in part, any of the Buyer Conditions Precedent set forth in Section 5.2; and

(c)	the Seller may waive, in whole or in part, any of the Seller Conditions Precedent set forth in Section5.3.

5.5.	Right of Termination
If a Condition Precedent shall not have been satisfied or waived (to the extent a waiver is permitted) on or before the Long Stop Date, each Party may within 20 Business Days from the Long Stop Date terminate this Agreement by delivering notice thereof to the other Party.
If this Agreement is terminated pursuant to this Section 5.5, the Party exercising the right of termination shall not thereby incur any liability to the other Party; provided that a Party in breach or default of any of its obligations under this Agreement shall remain fully liable for all damages suffered by the other Party as a result of such breach or default. The right of the injured Party to request specific performance shall be preserved.
If this Agreement is terminated pursuant to this Section 5.5, all provisions of this Agreement shall cease to be effective except for the second paragraph of this Section 5.5, Sections 9.2 (Press Releases and Other Public Announcements), Section 11 (Taxes, Costs and Expenses and Interest), Section 12 (Miscellaneous) and Section 13 (Governing Law and Arbitration).

6.	Closing

6.1.	Place and Date of Closing
The Closing shall take place at the offices of Walder Wyss Ltd., Seefeldstrasse 123, CH-8008 Zurich, Switzerland, or at any other place agreed by the Parties.
The Closing shall take place on a date to be designated by the Buyer after the satisfaction or waiver (where so permitted) of the Conditions Precedent (unless the Parties have agreed another date in writing), but in no event later than June 30, 2012 (the “Long Stop Date”).

6.2.	Actions by the Seller
At Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(a)	certificates representing the CB-Shares;

(b)
certificates representing (i) CTH-Shares held by the Seller, duly endorsed to the Buyer, (ii) CTH-Shares held by the Company and (iii) certificates representing all the issued shares of CT-Concept Technologie AG held by CT-Holding;

(c)
a resolution of the board of directors of each of the Company and CT Holding unanimously consenting to the transaction contemplated by this Agreement, the transfer of the CTH-Shares from the Seller to the Buyer and the registration of the Buyer as shareholder in CT Holding's shareholders' ledger;

(d)	CT Holding's shareholders' ledger, duly signed by the board of directors of CT Holdings, evidencing the Buyer's ownership of the CTH-Shares;

(e)
except as instructed otherwise in writing by the Buyer no later than three Business Days before the Closing Date, the written resignation, effective as of Closing, of each member the board of directors of the Company and each other Group Company;

(f)	termination agreements , substantially in the forms as set forth in Annex 6.2(f), duly executed by all parties thereto;

(g)	the Data Room Documents (electronic copies on a disc);

(h)	[Reserved.]

(i)	the Seller's Release, substantially in the form of Annex 6.2(i) attached hereto, duly executed by the Seller;

(j)	a Key Employees' Release, substantially in the form of Annex 6.2(j)(i) attached hereto, duly

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

executed by each of the Key Employees' set forth in Annex 6.2(j)(ii);

(k)	documents reasonably acceptable to Buyer, evidencing that the Seller duly and validly implemented the Carve-Out Actions; and

(l)	the Payment Certificate, duly executed by the Seller.

6.3.	Actions by the Buyer
At the Closing, the Buyer shall make the following payments by bank transfer to the bank accounts designated in accordance with Section 4.5:

(a)	the Preliminary Purchase Price minus the Escrow Amount minus the Carve-Out Consideration minus the Seller's Personal Debt Amount to the Seller;

(b)	the Escrow Amount to the Escrow Account;

(c)	the Carve-Out Consideration to CT Holding or CT-Concept Technologie AG, as the case may be (as indicated in Annex 5.2(e)), on behalf of the Seller, in his stead; and

(d)	the Seller's Personal Debt Amount to the Group Company concerned (as described in the Payment Certificate) on behalf of the Seller, in his stead.

7.	Representations and Warranties

7.1.	Representations and Warranties of the Seller
Subject to the limitations set forth in Section 8, the Seller hereby represents and warrants to the Buyer that the representations and warranties set forth in Annex 7.1 are true and correct in all respects on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be true and correct only as of such date, and all representations and warranties shall be limited by the disclosures made to the Buyer in the Disclosure Information.

7.2.	Representations and Warranties of the Buyer
Subject to the limitations set forth in Section 8, the Buyer hereby represents and warrants to the Seller that the representations and warranties set forth in Annex 7.2 are true and correct in all respects on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be true and correct only as of such date.

7.3.	Representations and Warranties of the Co-Obligor
Subject to the limitations set forth in Section 8, the Co-Obligor hereby represents and warrants to the Seller that the representations and warranties set forth in Annex 7.3 are true and correct in all material respects on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be true and correct only as of such date.

7.4.	No other Representations and Warranties
The Seller acknowledges that the Buyer and the Co-Obligor have not made and do not make, and the Seller has not relied on and do not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement, except for the representations and warranties given by the Buyer and the Co-Obligor in this Agreement.
The Buyer acknowledges that the Seller has not made and does not make, and the Buyer has not relied on and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement, except for the representations and warranties given by the Seller in this Agreement. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the Seller makes no representation or warranty with respect to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the business of the Group or any Group Company subject to the representation and warranty set forth in Section (s) of Annex 7.1.

8.	Remedies

8.1.	Remedy of the Buyer

8.1.1.	Notice of Breach (Rüge)
The Buyer shall deliver a written notice to the Seller which shall include a description in reasonable detail of the facts then known about any claim for misrepresentation or breach of warranty or breach of covenant and which shall specify to the representation or warranty or covenant allegedly breached and shall state the amount of reasonably anticipated Damage relating to such claim, as well as disclosing to the Seller all documents and information supporting such claim (the “Notice of Breach”) on the earlier of:

(a)
the date not later than 40 Business Days after the Buyer becoming aware of (i) a misrepresentation or breach of warranty or covenant pursuant to Section 7.1 and that any Damages have been incurred (other than immaterial Damages)or (ii) receipt by the Buyer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of notice of any claim made or threatened in writing to be made by any third party which the Buyer believes is reasonably likely to give rise to a claim for misrepresentation or breach of a warranty or breach of covenant of the Seller and which the Buyer believes is reasonably likely to give rise to a Damage, or

(b)
promptly upon the Buyer becoming aware of any submission to, or a decision or order rendered by any court, arbitral tribunal or governmental or administrative body (including without limitation any taxation authority) which is reasonably likely to result in a claim based upon misrepresentation or the breach of a warranty which the Buyer believes is reasonably likely to give rise to a Damage, but in any event such notice shall be delivered to the Seller early enough so that the Seller has a reasonable opportunity to respond, or to require the Buyer to cause the relevant Group Company respond, to such submission or to submit a timely appeal or other challenge against such decision or order.

Notwithstanding anything to the contrary herein, it is hereby understood that the failure of the Buyer to provide timely notice as described in clauses “(a)” and “(b)” shall not create liability to the Buyer or the Co-Obligor and shall not reduce the Damages owed by the Seller in connection with the subject matters thereof, unless such failure has materially prejudiced the Seller's ability to cure the breaches described in such notice.

8.1.2.	Seller's Right to Cure
With respect to any misrepresentation or breach of warranty notified by the Buyer to the Seller pursuant to Section 8.1.1, the Seller shall have the right, within a reasonable period of time not exceeding 40 Business Days after the receipt of the Notice of Breach, to put the Buyer in the same position in which it would have been if the obligations or as the case may be the representation or warranty had been complied with.

8.1.3.	Seller's Liability
Subject to Section 8.1.4 (to the extent applicable (i.e. if it is a claim for a misrepresentation or a breach of a warranty)) if and to the extent the cure as per Section 8.1.2 cannot be effected (to the extent applicable), or is not effected within the time period set forth in Section 8.1.2, or if such cure does not fully remedy and cure all Damages incurred or sustained by the Buyer prior to such cure, the Seller shall be liable to the Buyer and shall indemnify and hold the Buyer harmless, subject to the further exclusions and limitations set forth in this Section 8, for any direct loss, damage, tax, liability of any nature, penalty, claim, cost or expense, including reasonable costs of investigation, defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals (the “Damage”) directly or indirectly caused by, resulting from, arising out of or in connection with: (i) any breach or inaccuracy of a representation or warranty of the Seller or misrepresentation by the Seller, (ii) any breach of any covenant or obligation of the Seller, (iii) fraud or wilful misrepresentation, or (iv) any matter referred to in Annex 8.1.3. [*]
For the avoidance of doubt it is hereby clarified that indemnification for matters covered by Annex 8.1.3 is separate from the indemnification for breaches of representations and warranties of the Seller and shall be governed by the provisions of Section 8 to the extent applicable and only the limitations specifically applicable to such matters covered by Annex 8.1.3 shall apply to such indemnification.

8.1.4.	Time Limitations (Verjährung) on and Forfeiture (Verwirkung) of Claims
A claim by the Buyer against the Seller for misrepresentation or breach of a warranty shall in any case be time-barred (verjährt) and forfeited (verwirkt) unless the Buyer shall have delivered a Notice of Breach to the Seller in accordance with Section 8.1.1:

(a)	unless otherwise set forth in this Section 8.1.4, before the end of the Escrow Period;

(b)	with regard to the representations and warranties in paragraph (e) (Taxes) and (m) (Pension Plans and Social Security) of Annex 7.1 before the lapse of a period of 5 years from the Closing Date; and

(c)
with regard to the representations and warranties in paragraphs (a) (Ownership and Qualification), (b) (Due Authorization) and (r) (Seller Payments) of Annex 7.1 before the lapse of a period of 10 years from the Closing Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Subject to Section 8.1.1, it is hereby agreed and understood that if a Notice of Breach is delivered to the Seller on or before the applicable date set forth in the preceding paragraph, that the relevant claim may be resolved after such date; provided that, the claim specified in such Notice of Breach shall nevertheless be time-barred (verjährt) and forfeited (verwirkt) if the Buyer fails to initiate arbitral proceedings against the Seller in accordance with Section 13 on or before the lapse of 6 months from the applicable date under Section 8.1.4 (a), (b) or (c), or, where the Buyer initiated such proceedings within the applicable period, if the Buyer fails to continue such arbitral proceedings. The Parties explicitly waive the application of article 210 paragraph 1 CO.

8.1.5.	Limitations on Liability

(a)	Qualifying Claim and Threshold
Except for fraud claims or for wilful breach or matters covered by Section 8.1.4(c) (or for the avoidance of doubt, matters set forth in Annex 8.1.3), the Buyer shall not be entitled to be paid any sum in respect of a misrepresentation or breach of warranty pursuant to Section 7.1 unless: (i) the amount of the respective claim on a stand-alone basis (for the avoidance of doubt taken together with all Damages incurred in connection with the subject matter of such claim it being understood that claims of the same nature are deemed to be one claim) exceeds CHF[*] (the “Qualifying Claim”) and (ii) the amount of the Qualifying Claim alone or combined with the amount of other Qualifying Claims exceeds CHF [*] (the “Threshold”). ) If the amount of the Qualifying Claim alone or combined with the amount of other Qualifying Claims exceeds the Threshold, the entire Damage may be claimed by the Buyer.

(b)	Cap
Notwithstanding anything in this Agreement to the contrary, but except for fraud claims or for wilful breach, or matters covered by Section 8.1.4(c), the Seller's aggregate liability for misrepresentation or breach of warranty pursuant to Section 7.1 shall not exceed [*] (the “Cap”). For the avoidance of doubt, the foregoing Cap shall not apply for matters covered in Annex 8.1.3, provided, however, that the aggregate liability of the Seller: (i) for matters covered by paragraph (a) of Annex 8.1.3 shall not exceed [*]; and (ii) for matters covered by paragraph (e) of Annex 8.1.3 shall not exceed [*].

(c)	Disclosure Information
All matters and information which have been Fairly Disclosed in this Agreement or in:

(i)
the documents disclosed to the Buyer in connection with the due diligence review (the “Data Room Documents”) as reflected in the data room index attached hereto as Annex 8.1.5(c)(i) (the “Data Room Index”); and

(ii)	the disclosure letter provided by the Seller (the “Disclosure Letter”), including any documents attached to the Disclosure Letter, all as set forth in Annex 8.1.5(c)(ii);
[*]

(d)	Update of Disclosure
The Seller shall have the right to update the disclosure between the date hereof and the Closing with respect to those representations and warranties that must be true and correct at and as of the Closing Date, provided that any disclosure made after the date hereof shall not operate to exclude or limit the Seller's representations and warranties and the Buyer's rights for the purpose of this Section8.1.5 and Section 5.2(a).

(e)	Exclusion or Reduction of Liability
The Seller's liability for Damages shall be reduced or excluded if:
[*]
The Seller shall have no liability for Damages if such liability is attributable to any act, omission, transaction or arrangement of the Buyer (other than one to which the Seller consented, or one which is required under the provisions of this Agreement, or in order to comply with applicable law under an enforceable court order) after the signing of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.1.6.	Third Party Claims
If a claim is made or threatened by a third party, including, but not limited to, a claim made by a taxing or other governmental authority, the Buyer shall be entitled to oppose, or to cause the relevant Group Company to oppose, such claim, and the Seller shall use their commercially reasonable best efforts to assist the Buyer or such Group Company in defending such claim. Subject to the provisions of this Agreement, the Seller shall bear all reasonable attorney's fees incurred by the Buyer or the Group Companies in defending such claims (to the extent such fees cannot be recovered from the relevant third party).
The Buyer shall not settle or permit the settlement of such claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld, provided that the Seller shall be deemed to have given such consent if it fails to object within 10 (ten) Business Days following receipt of the Buyer's written notice that it intends to settle the relevant claim. The Seller shall cooperate with the Buyer, and provide at its own cost all documentation (subject to any statutory privilege or statutory duties of confidentiality) and support reasonably requested by the Buyer or its counsel in connection with the defense or settlement of the relevant claim. The Seller shall have the right to participate, at its own expense, in the defense of such claim.
The Buyer may, at any time, require the Seller to agree to consent to the settlement of any third party claim made against the Buyer or a Group Company if the Buyer shall have unconditionally waived its right to receive compensation for Damages from the Seller under this Agreement.
Notwithstanding anything to the contrary in this Section 8.1.6, the Seller shall at all times have the right to settle or direct the settlement of a third party claim for money damages only made against the Buyer or a Group Company, if the Seller shall have unconditionally agreed to indemnify the Buyer or such Group Company for the Damages caused by such settlement.

8.2.	Remedy of the Seller
The provisions of Section 8.1 shall apply by analogy with respect to any misrepresentation or breach of warranty by the Buyer or by the Co-Obligor.

8.3.	Remedies Exclusive, Fraud or Wilful Misrepresentation
The remedies agreed by the Parties in this Section 8 for misrepresentation and breach of warranties or covenants shall, other than specific performance, exclude the remedies otherwise available to them under statutory law. Other than specific performance, all other remedies including, without limitation, the right to rescind this Agreement under articles 23 et seq. and 205 CO, are expressly waived. Notwithstanding anything else to the contrary in this Agreement, the Buyer may exercise its rights under applicable law and none of the limitations set forth in this Agreement shall apply in connection with claims based on fraud or wilful misrepresentation and in the case of breaches of covenants of the Seller.

9.	Covenants

9.1.	[*]

9.2.	Press Releases and Other Public Announcements
Each Party covenants and undertakes to the other Party that the Parties shall not make any public announcements or issue any press releases unless the Parties shall have agreed in writing to do so and on the content thereof. Nothing in this Agreement shall restrict or prohibit:

(a)
any announcement or disclosure required by statutory law, any competent judicial or regulatory authority or any competent securities exchange (in which case the Parties shall cooperate in good faith in order to agree on the content of any such announcement or disclosure before it is made);

(b)	the Buyer or a Group Company, after Closing, from informing customers or suppliers of the acquisition of the Group by the Buyer; or

(c)
the Buyer from making any disclosure to any of its directors, officers, employees, agents or advisors who need to receive such information for the performance of their duties; provided that each such person shall have agreed or is otherwise under the obligation to maintain the confidentiality of such information in accordance with this Section 9.2 or applicable law.

9.3.	No Claims against Directors and Officers
The Buyer covenants and undertakes to the Seller that it shall not make any claim and shall cause each

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Group Company not to make any claim

(a)	against any director or officer of a Group Company in connection with his or her acts or omissions in such capacity before the Closing; and

(b)
against the Seller in connection with the Seller's capacity as a direct or indirect shareholder of a Group Company. For the avoidance of doubt, the foregoing sentence does not affect the rights and remedies of the Buyer pursuant to this Agreement.

Promptly following the Closing, the Buyer shall cause

(c)	each Group Company to call and hold an extraordinary shareholders' meeting or the equivalent thereof; and

(d)
a resolution to be passed at each such meeting granting unconditional discharge to the directors and officers of the relevant Group Company for their acts or omissions as directors and officers of such Group Company before the Closing (the “Discharge”).

Granting of Discharge to the directors and managers of each Group Company shall be repeated by occasion of the next ordinary shareholders' meeting or equivalent meeting of each Group Company following Closing and any further ordinary shareholders' meeting or equivalent meeting covering the period until Closing.
A copy of each resolution of the shareholders of a Group Company granting Discharge shall be delivered to the Seller within 10 Business Days after the date of the relevant meeting.

9.4.	Confidentiality
The confidentiality agreement executed by the Buyer, the Seller and the Company on December 1, 2011 (the “Confidentiality Agreement”) shall remain in full force and effect until Closing.
From the Closing, each Party shall continue to maintain the confidentiality of the contents of this Agreement and a Party shall not disclose the content of this Agreement to a third party unless (i) required (or in the case of the Buyer, if any other Affiliate entity of the Buyer (including Power Integrations, Inc.) is required) to do so by applicable law, governmental or other regulation (including a stock exchange regulation), a court decision or a governmental order to make a disclosure or (ii) the Parties shall have agreed in writing to make such disclosure (which consent may not be unreasonably withheld). The Seller shall, and shall cause its Affiliates, directors, employees and advisors to, (x) maintain the confidentiality of all confidential information in respect of the Group (y) not to disclose any such information to third parties and (z) not use any such confidential information for their own benefit, the benefit of any other person or to the detriment of the Buyer, its Affiliates or the Group, except as may be required by law or applicable regulations and save to the extent that such confidential information comes into the public domain other than by a breach of this paragraph.
Neither the Confidentiality Agreement nor the foregoing confidentiality undertaking shall:

(a)	prevent the Buyer from providing information to providers of financing for the transactions contemplated by this Agreement,

(b)	prevent the Buyer or the Seller from disclosing this Agreement or details of the transactions to be performed pursuant to its terms for the purposes of satisfying the Conditions Precedent; or

(c)	prevent the Buyer or the Seller from exercising its rights and under this Agreement.
If this Agreement is terminated, upon the request of one Party, the other Party will, and will cause each of its Affiliates and their respective directors, employees and advisors to, promptly (and in no event later than 5 Business Days after such request) return or cause to be returned all documents and information, including, but not limited to the Disclosure Information received by such Party in connection with this Agreement or the transactions contemplated hereby; provided that one copy may be retained by each advisor to a Party for the records that they are required to keep in their capacity as professional advisors and the confidentiality of such Disclosure Information shall be maintained.

9.5.	Non-Compete

9.5.1.	Scope of Non-Compete Obligation
For a period of two (2) years after the Closing Date, the Seller shall refrain, and shall ensure that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Seller's Affiliates refrain, from competing, directly or indirectly, with the any of the businesses of the Group Companies as conducted prior to or on the Closing Date. For a period of two (2) years after the Closing Date, without limiting the generality of the foregoing, the Seller shall not, and shall procure that each of his Affiliates shall not:

(a)	serve for a Competitor as managing director, employee, consultant, contractor or otherwise;

(b)	hold, directly or indirectly, any interests in a Competitor, except for shares in publicly listed corporations which represent a capital participation of less than five percent (5%);

(c)
influence or attempt to influence any customer, supplier, employee, consultant or other third party maintaining a contractual or other business relationship with the Group to terminate or discontinue such contractual or other business relationship or to reduce the volume of goods or services provided thereunder; or

(d)	solicit or attempt to solicit the service or employment of current or future managing directors, employees or consultants of any member of the Group.

9.5.2.	Definitions; Remedies

(a)	“Competitor” shall mean any individual person or legal entity, which conducts any business activities which are in competition with the business as conducted by any Group Company on the Closing Date.

(b)
The Parties agree that in the case of a breach by the Seller of the obligations in this Section 9.5 the remedies available to the Buyer under this Agreement are not sufficient to hold the Buyer and any Group Company fully harmless against the detriments suffered therefrom, and that therefore the Buyer shall be entitled to enforce any claims for specific performance by the Seller of the obligations set forth in this Section 9.5 by injunctive relief without having to specifically establish irreparable harm or injury and without providing a bond or other collateral.

10.	Cumulative Assumption of the Buyer's Obligations
The Co-Obligor unconditionally and irrevocably accedes to this Agreement in terms of a cumulative assumption of the Buyer's obligations (kumulative Schuldübernahme) and agrees with the Seller to be jointly and severally liable (solidarisch haftbar) with the Buyer for the due and punctual performance and observance of all of the Buyer's obligations, commitments, undertakings, representations and warranties and indemnities under or pursuant to this Agreement (the "Buyer's Assumed Obligations") to the maximum extent of any limit on the liability of the Buyer in this Agreement.
This cumulative assumption of obligations is to remain in force until all the Buyer's Assumed Obligations shall have been performed or satisfied. This cumulative assumption of obligations is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the Buyer's Assumed Obligations.
As a separate and independent obligation the Co-Obligor agrees that any of the Buyer's Assumed Obligations (including any monies payable) which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity on or of the Buyer or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Buyer as though the same had been incurred by the Buyer and the Co-Obligor were the sole or principal obligor in respect thereof and shall be performed or paid by the Co-Obligor on demand.
The liability of the Co-Obligor under this Section 10:

(a)
shall not be released or diminished by any variation of the Buyer's Assumed Obligations or any forbearance, neglect or delay in seeking performance of the Buyer's Assumed Obligations or any granting of time for such performance; and

(b)
shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a discharge or release or a defence to a guarantor or co-obligor.

11.	Taxes, Costs, Expenses and Interest

11.1.	Taxes
Except as otherwise provided for in this Agreement, each Party shall bear all Taxes incurred by or levied

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on it in connection with the transactions contemplated under this Agreement. Any Taxes and duties imposed by applicable law on the transfer of the Shares, (e.g., transfer taxes (Umsatzabgabe)), shall be borne by the Seller.

11.2.	Costs and Expenses
Except as otherwise expressly provided herein, the Buyer and the Co-Obligor, on the one hand, and the Seller and Group on the other (the “Seller Expenses”) shall bear their own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement.
The Seller shall pay all the Seller Expenses prior to the Closing and shall provide evidence reasonably satisfactory to the Buyer evidencing such payment upon request.

11.3.	Interest
If a Party defaults in the payment of any amount payable under this Agreement when due, the liability of such Party shall be increased to include interest on that amount from the date when the payment was due until the date it is actually paid (whether before or after judgment) at the Agreed Rate.

12.	Miscellaneous

12.1.	Effect on Third Parties
Except for the directors and officers of a Group Company pursuant to Section 9.3, no person other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer any rights, benefits or remedies on any person other than the Parties.

12.2.	Notices
All notices or other communications to be given under or in connection with the Agreement shall be made in writing and shall be delivered by registered mail (return receipt requested), an internationally recognized courier, or by telefax to the following addresses:
if to the Seller:

Heinz Rüedi
Renfer-Park 17
CH-2504 Biel/Bienne
Switzerland
with a copy to:

Walder Wyss Ltd
attn.: Markus Vischer
Seefeldstrasse 123
P.O. Box 1236
CH-8034 Zurich
Switzerland
with a copy to:

G+S Treuhand AG
attn.: Heinz Schwab
Kranichweg 6
P.O Box
CH-3074 Muri
Switzerland
if to the Buyer:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Power Integrations Netherlands B.V.
Attn: Sandeep Nayyar, Director
Luna Arena
Herikerbergweg 238
1101 CM Amsterdam Zuidoost
The Netherlands
with a copy to:
Cooley, LLP
Attn: Timothy J. Moore
3175 Hanover Street
Palo Alto, CA 94304-1130
USA

Power Integrations, Inc.
Attn: Clifford Walker
5245 Hellyer Avenue
San Jose, CA 95138
USA

if to the Co-Obligor:

Power Integrations Limited
Attn: Balu Balakrishnan, President
PO Box 32322
4th Floor, Century Yard
Cricket Square, Elgin Avenue
Grand Cayman KY1-1209
Cayman Islands

with a copy to:
Cooley, LLP
Attn: Timothy J. Moore
3175 Hanover Street
Palo Alto, CA 94304-1130
USA

Power Integrations, Inc.
Attn: Clifford Walker
5245 Hellyer Avenue
San Jose, CA 95138
USA
or such other address as any of the Parties may notify to the other Parties in accordance with the above.
Any notice to be given hereunder shall be given before the expiry of a term or deadline set forth in this Agreement or by applicable law. All notices, communications, documents or other information shall be effective only if received by the Party to whom it is addressed.

12.3.	Entire Agreement
Subject to the Confidentiality Agreement which shall survive as stated in Section 9.4, this Agreement, including any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

agreements or understandings of the Parties relating hereto.

12.4.	Amendments and Waivers
This Agreement may only be modified or amended by a document signed by all Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

12.5.	No Assignment
A Party shall not assign this Agreement or any rights or obligations hereunder to any third party, including, but not limited to, pursuant to a transfer of assets (Vermögensübertragung) or divestiture (Abspaltung), without the prior written consent of the other Party.

12.6.	Severability
If any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

13.	Governing Law and Jurisdiction

13.1.	Governing Law
This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (to the exclusion of the Vienna Convention on the International Sale of Goods dated 11 April 1980).

13.2.	Arbitration
All disputes arising out of or in connection with this Agreement, including the validity, invalidity, breach or termination thereof, shall be exclusively settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The number of arbitrators shall be 3. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English.

13.3.	Construction

(a)
For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)
As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)
Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

[SIGNATURES NEXT PAGE]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Signatures

The parties hereto have caused this Share Purchase Agreement to be executed and delivered as of the date first written above.

Seller

Biel, March 30, 2012	/s/ Heinz Rüedi

Place, date	Heinz Rüedi

Buyer	Power Integrations Netherlands B.V.

March 30, 2012	/s/ Sandeep Nayyar

Place, date	By: Sandeep Nayyar, Director

Co-Obligor	Power Integrations Limited

March 30, 2012	/s/ Balu Balakrishnan

Place, date	By: Balu Balakrishnan, President

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex (c) - Subsidiaries

Subsidiary	Shareholding	Remarks
CT-Concept Holding AG	90%	direct shareholding
CT-Concept Technologie AG	100%	indirect shareholding (through CT-Concept Holding AG)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex 1 - Definitions

Defined Term	Meaning
Affiliate
shall mean with respect to any person, any person that directly or indirectly through one or more intermediaries, controls such person or is under direct or indirect common control with such person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

Agreed Rate
shall mean an annual rate of interest equal to LIBOR for three-month deposits in Swiss francs (as reported on the Financial Times page «Money Rates» for the date the payment was due) plus 100 basis points.

Agreement	shall mean the Share Purchase Agreement, to which this Annex 1 is attached, including all Annexes and Schedules attached thereto.
Annex	shall mean an annex to this Agreement.
Appraiser	shall have the meaning given in Annex 3.2.1(2).
Assets	shall have the meaning given in Annex 3.2.1(1).
Business Day	shall mean any day on which the commercial banks in Zurich and New York are open for normal business transactions.
Buyer	shall have the meaning given on the cover page of this Agreement.
Buyer Conditions Precedent	shall have the meaning given in Section 5.2.
Buyer's Assumed Obligations	shall have the meaning given in Section 9.5.
Cap	shall have the meaning given in Section 8.1.5(b).
Carve-Out Actions
shall mean (i) the purchase and carve-out of the Carved-Out Assets by the Seller from the Group Companies, and (ii) the assumption of all the Liabilities associated with, or relating to, the Carved-Out Assets (the “Excluded Liabilities”), both against the payment of the Carve-Out Consideration.

Carved-Out Assets	shall have the meaning given in Annex 5.2(e).
Carve-Out Consideration	shall have the meaning given in Annex 5.2(e).
CB-Shares	shall have the meaning given in Section (a) of the Preamble.
CHF	shall mean Swiss francs, being the lawful currency of Switzerland.
Closing	shall mean the consummation of the Transaction as described in Section 6.
Closing Accounts	shall mean the reviewed consolidated financial statements of the Group as of the Closing Date (assuming the Closing has occurred).
Closing Date	shall mean the date on which the Closing actually occurs, as provided in Section 6.1.
Closing Memorandum	shall have the meaning given in Section 4.4.
Closing Net Asset Value	shall have the meaning given in Annex 3.2.1(1).
CO	shall mean the Swiss Code of Obligations (OR).
Company	shall have the meaning given in Section (a) of the Preamble.
Company IP	shall have the meaning given in paragraph (g) of Annex 7.1.
Competitor	shall have the meaning given in Section 9.5.2(a).
Condition(s) Precedent	shall have the meaning given in Section 5.3.
Confidentiality Agreement	shall have the meaning given in Section 9.4.
Consolidated Financial Statements	shall have the meaning given in paragraph (d) of Annex 7.1.
Co-Obligor	shall have the meaning given on the cover page of this Agreement.
CT Holding	shall have the meaning given in Section (b) of the Preamble.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CTH-Shares	shall have the meaning given in Section (b) of the Preamble
Damage	shall have the meaning given in Section 8.1.3.
Data Room Documents	shall have the meaning given in Section 8.1.5(c)(i).
Data Room Index	shall have the meaning given in Section 8.1.5(c)(i).
Discharge	shall have the meaning given in Section 9.3.
Disclosure Information	shall have the meaning given in Section 8.1.5(c).
Disclosure Letter	shall have the meaning given in Section 8.1.5(c)(ii).
Escrow Account	shall have the meaning given in Section 3.4.2.
Escrow Agent	shall have the meaning given in Section 3.4.2.
Escrow Agreement	shall have the meaning given in Section 3.4.1.
Escrow Amount	shall have the meaning given in Section 3.4.2.
Escrow Period	shall have the meaning given in Section 3.4.2.
Excluded Assets	Shall have the meaning given in the definition of Carve-Out Actions in this Annex 1.
Fairly Disclosed
shall mean the disclosure of a fact in a manner which in view of the level of information available to the Buyer at the date thereof allowed the Buyer and its advisers to reasonably identify and assess the impact of such fact on the business operations and prospects of the Group.

Final Accounts	shall have the meaning given in Annex 3.2.1(2).
Final Adjustment	shall have the meaning given in Annex 3.2.1(2).
Group	shall have the meaning as per Section (c) of the Preamble.
Group Company/ies	shall have the meaning as per Section (c) of the Preamble.
Inbound Licenses	shall mean any contract pursuant to which any IP is or has been licensed, sold, assigned or otherwise conveyed or provided to any Group Company.
Included Liabilities	shall have the meaning given in Annex 3.2.1(1).
IP
shall mean all patents and industrial property rights, trade marks and trade name rights, trade secret rights, rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; other proprietary rights in intellectual property.

Liabilities
shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, implied, derivative, joint or several liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with Swiss GAP FER.

Lien
shall mean any lien, charge, encumbrance, security interest including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of preemption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title.

Litigation	shall have the meaning given in paragraph (k) of Annex 7.1.
Long Stop Date	shall have the meaning given in Section 6.1.
Material Adverse Effect
means any matter, change, violation event or circumstance (or series of matters, changes, violations, events or circumstances) that will result in a material adverse change in the Group's assets (including intangible assets), financial condition, operating results, customer and employee relations, business prospects or financing agreements; provided that any such change resulting from any change in economic conditions generally or in the industries in which the Company operates as well as resulting from the public announcement of the transaction contemplated by this Agreement shall not be relevant.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Material Contract	shall have the meaning given in paragraph (i) of Annex 7.1.
Mutual Condition Precedent	shall have the meaning given in Section 5.1.
Notice of Breach	shall have the meaning given in Section 8.1.1.
Notice of Objection	shall have the meaning given in Annex 3.2.1(2).
Objecting Party	shall have the meaning given in Annex 3.2.1(2).
Owned IP	shall have the meaning given in paragraph (g) of Annex 7.1.
Party	shall mean the Seller or the Buyer or the Co-Obligor, as the context may require.
Payment Certificate	shall have the meaning given in Section 4.4.
Pending Amount	shall have the meaning given in Section 3.4.2.
Pension Plan	shall have the meaning given in paragraph (n) of Annex 7.1.
Permits	shall mean governmental licenses and permits that are necessary for the conduct of the business and operations of the Group as conducted on the date hereof.
Policies	shall have the meaning given in paragraph (j) of Annex 7.1.
Pre Closing Period	shall have the meaning given in Section 4.3.1.
Preliminary Purchase Price	shall have the meaning given in Section 3.1.
Proposed Accounts	shall have the meaning given in Annex 3.2.1(2).
Proposed Adjustment	shall have the meaning given in Annex 3.2.1(2).
Purchase Price	shall have the meaning given in Section 3.1.
Qualifying Claim	shall have the meaning given in Section 8.1.5(a).
Registered Intellectual Property Rights	shall have the meaning set forth in paragraph (f)(i) of Annex 7.1.
Section	shall mean a section of this Agreement.
Seller	shall have the meaning given on the cover page of this Agreement.
Seller Expense	shall have the meaning given in Section 11.2.
Seller's Conditions Precedent	shall have the meaning given in Section 5.3.
Seller's Personal Debt Amount	shall have the meaning given in Section 4.4.
Seller's Release	shall mean the letter set forth in Annex 6.2(i).
Shares	shall have the meaning given in Section (d) of the Preamble.
Significant Customer	shall have the meaning given in Section (p) of Annex 7.1.
Significant Supplier	shall have the meaning given in Section (p) of Annex 7.1.
Swiss GAAP FER	means the Swiss Generally Accepted Accounting Principles (GAAP) Fachempfehlung zur Rechnungslegung (FER) (core FER and Swiss GAAP FER 30).
Taxes
shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes and all other taxes, duties, levies or imposts payable to any competent taxing authority in any jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto.

Threshold	shall have the meaning given in Section 8.1.5.
Yardstick Net Asset Value	shall be CHF [*], calculated based on the computation as set forth in Annex 3.2.1(3).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex 3.2.1(1) - Computation of Closing Net Asset Value
Closing Net Asset Value shall mean:
Assets minus Included Liabilities.

Assets shall mean the assets as shown in the Final Accounts

Included Liabilities shall mean the liabilities as shown in the Final Accounts.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex 3.2.1(2) - Establishment of Final Accounts and Final Adjustment
The Closing Net Asset Value and the Final Adjustment shall be determined based on the Final Accounts in accordance with this Annex 3.2.1(2).

A.	Procedural Matters
No later than 40 (forty) Business Days following the Closing Date, the Buyer shall deliver to the Seller the Closing Accounts (the “Proposed Accounts”, and upon becoming final and binding in accordance with this Annex 3.2.1(2), the “Final Accounts”), determine based thereon the purchase price adjustment pursuant to Section 3.2.2 (the “Proposed Adjustment”, and upon becoming final and binding in accordance with this Annex 3.2.1(2) the “Final Adjustment”).
Unless either Party (the “Objecting Party”) gives written notice (the “Notice of Objection”) to the other side within 30 (thirty) Business Days following receipt of the Proposed Accounts and the Proposed Adjustment that it disagrees with any specific item of the Proposed Accounts or the Proposed Adjustment, stating in such notice in reasonable detail the reasons for its objections and including, if possible, specific proposals for adjustment of each disputed item in the Proposed Accounts and the Proposed Adjustment, the Proposed Accounts and the Proposed Adjustment shall be deemed final and binding on the Parties for all purposes.
The Parties shall endeavour to resolve in good faith any objection of the Objecting Party within 20 (twenty) Business Days after receipt of the Notice of Objection. If the Parties are unable to do so, either Party may refer the matter to a partner of an accounting firm mutually selected by the Parties, or, if the Parties cannot agree on a partner of an accounting firm within forty days of the failure to appoint such a partner, an expert appointed by the Zurich Chamber of Commerce (the partner of the accounting firm or the expert appointed in accordance with this clause A of this Annex 3.2.1(2) hereinafter referred to as an “Appraiser”).
The Appraiser shall establish independently, on behalf of both Parties and on the terms set forth in this Annex 3.2.1(2), Section 3.2.1, Section 3.2.2 and Annex 3.2.1(1), the Final Accounts and the Final Adjustment. In so doing, the Appraiser shall serve as an expert (Schiedsgutachter) as that term is defined in article 189 of the Swiss Code of Civil Procedure, and not as an arbitrator, and his or her determination of any subject matter falling within the scope of his or her mandate shall be final and binding on the Parties, except in the event of a manifest error on the part of the Appraiser (in which case the relevant part of his or her determination shall be void and the matter be remitted to the Appraiser for correction).
The Parties shall procure that the Appraiser will be furnished with all documents and information relating to the establishment of the Final Accounts and the Final Adjustment as the Appraiser may reasonably request.
The Appraiser shall determine only:

•
whether the specific items of the Proposed Accounts that are disputed by the Objecting Party in its Notice of Objection are accurate and in accordance with this Annex 3.2.1(2), Section 3.2.1, Section 3.2.2 and Annex 3.2.1(1), and if not, what alterations are to be made to the Proposed Accounts in order to correct the relevant inaccuracy of any such specific item; and

•	based on the Final Accounts established by the Appraiser in accordance with the above, the Final Adjustment in accordance with this Annex 3.2.1(2), Section 3.2.1, Section 3.2.2 and Annex 3.2.1(1).
The Appraiser shall make his or her determination as soon as reasonably practicable, but no later than forty-five (45) Business Days from the date of his or her appointment.
The procedure as determined by the Appraiser shall comply with the requirements of due process; in particular, the Appraiser shall:

•	give the Parties a reasonable opportunity to make written and oral presentations to him or her;

•	require that each Party provide the other with a copy of any written presentations at the same time as they are made available to the Appraiser;

•	permit each Party to be present while oral submissions are being made by the other Party or while evidence is

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

gathered by the Appraiser, including meetings and discussions with the employees of the Company; and

•	conduct the proceedings in English, unless otherwise agreed among the Parties.
Each Party and the Appraiser shall, and shall procure that its accountants, assistants and other advisors will, keep all information and documents provided to them pursuant to this Annex 3.2.1(2) confidential and shall not use the same for any other purpose, except for disclosure or use in connection with the preparation of the Final Accounts, the proceedings before the Appraiser or otherwise in connection with the determination of the Final Adjustment.
The Appraiser shall allocate the costs and expenses (including VAT) between the Seller and the Buyer in proportion to the Parties' relative success or defeat in the Appraiser proceedings (whereby such success or defeat shall be measured against each Party's position in its initial submission to the Appraiser).

B.	General Principles Applicable to the Closing Accounts

(d)	The Proposed Accounts and the Final Accounts shall be drawn up:

(i)	in accordance with the policies and practices set out in this Annex;

(ii)
in accordance with the policies, practices and guidelines used to calculate the Yardstick Net Asset Value, as set forth in Annex 3.2.1(3) and in so far as not inconsistent with the foregoing, using Swiss GAP FER.

(e)	The Closing Accounts shall be drawn up as of the Closing Date (immediately following the Closing).

(f)	The Closing Accounts shall be expressed in CHF and amounts in other currencies shall be translated into CHF at the exchange rates prevailing on the close on the Closing Date.

(g)	The Buyer shall prepare, or shall procure that the Company prepares, the Closing Accounts.

(h)	The Closing Accounts shall be reviewed by the Company's statutory auditor.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex 7.1 - Representations and Warranties of Seller
Subject to the limitations set forth in the Agreement, the Seller hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date that:

(a)	Ownership and Qualification
Notwithstanding anything to the contrary in the Agreement, the representations and warranties in this paragraph (a) of Annex 7.1 shall not be qualified or modified by the Disclosure Information.

(i)
The Seller is the sole legal and beneficial owners of the Shares, free and clear of any Liens. There are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Shares.

(ii)
There is no (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any Group Company ; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the any Group Company; (C) contract under which any Group Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (D) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of any Group Company.

(iii)
The Company directly or indirectly owns the shares in the subsidiaries as set forth in Annex (C) free and clear of any Liens and the Seller and the Company together own all the outstanding shares of CT Holding free and clear of any Liens. The CTH-Shares and the CB-Shares: (A) have been duly authorized and validly issued and are fully paid; (B) have been issued in compliance with all applicable securities laws and other applicable legal requirements and all requirements set forth in applicable contracts; and (C) were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company and CT Holding.

(iv)
Each Group Company is duly incorporated, organized and validly existing under the laws of its place of incorporation and has full corporate power and authority to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b)	Due Authorization
The Seller has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its respective obligations under this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(c)	Noncontravention

(i)
The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (1) result in the creation of any Lien on the Shares or any of the assets of the Group Companies or (2) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any person pursuant to, (A) any provision of the organizational documents of any Group Companies, (B) any contract applicable to any of the Shares or any of the assets of the Group Companies or any other contract by which any Group Company is bound, or (C) any laws applicable to the Seller, any of the Shares or any of the assets of the Group Companies.

(ii)
No authorizations, approvals, declaration, registration, filing with, permits or consents are required from any governmental or administrative authority, or any third party with for the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby. There are no actions, suits or proceedings pending against the Seller, any Group Company or any of the Seller's Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or impair the consummation of the transactions contemplated by this Agreement or any current or presently proposed business practice of any Group Company or any acquisition of property by any Group Company. Neither the Seller nor any Group Company has any knowledge of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Seller, any Group Company or any of the Seller's Affiliates.

(d)	Consolidated Financial Statements; Liabilities and Absence of Changes

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)
the consolidated financial statements of the Group as of 31 December 2011, which are based on the audited statutory financial statements of CT-Concept Technologie AG and CT-Concept Holding AG and the reviewed statutory financial statements of Concept Beteiligungen AG (the “Consolidated Financial Statements”): (A) were drawn up, prepared and consolidated in accordance with Swiss GAP FER and consistent with past practice, subject only to the exceptions mentioned in the Company statutory auditor's review report on the Consolidated Financial Statements; (B) are derived from and in accordance with the books and records of the Group; (C) complied as to form in all material respects with applicable Swiss GAP FER; and (D) fairly present the consolidated financial condition of the Group as of the dates therein indicated and the consolidated results of operations and cash flows of the Group for the periods therein specified, all in accordance with Swiss GAP FER.

(ii)
None of the Group Companies has any Liabilities of any nature other than (A) those set forth or adequately provided for in the Consolidated Financial Statements, (B) those incurred in the conduct of the Company's business since 31 December 2011 in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of contract, tort or violation of law, and (C) those incurred by the Group Companies in connection with the execution of this Agreement. Except for Liabilities reflected in the Consolidated Financial Statements, no Group Company has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses.

(iii)
Since 31 December 2011 and until the Closing Date, the Group Companies have carried on their business and activities in the ordinary course of business and have not taken any of the actions listed in Section 4.3.3 of the Agreement.

(e)	Taxes
All tax returns required to be filed before the Closing for Taxes payable or reimbursable by a Group Company have been timely filed. All such tax returns (1) have been prepared in the manner required by applicable law, (2) are true, correct and complete in all material respects, and (3) accurately reflect the liability for Taxes of the Group in all material respects. All Taxes due on or before the Closing Date have been (or will be by the Closing) timely paid. Full (pursuant to Swiss GAP FER reserves and accruals have been provided in the books of the Group Companies for all actual and contingent liabilities for taxes, including but not limited to taxes to be paid on constructive dividends paid by the Company to the Seller or third parties and for any taxes to be paid by any Group Company due to any reassessments for tax periods before the Closing. There is (i) no claim for Taxes being asserted against any Group Company, CT Holding or any of their assets that has resulted in a lien against any of their assets other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of any Group Company being conducted by a Tax Authority and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by any Group Company currently in effect.
The Group Companies have not (A) agreed to or is not required to make any adjustments to their taxable income by reason of a change in accounting method initiated by such company or have received any written notice that a taxing authority has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods, (B) executed or entered into a closing agreement with any taxing authority concerning the payment of Taxes or the treatment of a particular item for tax purposes.
The Group Companies are not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which they will have any obligation to make any payments after the Closing.
The Group Companies are not subject to any ruling by any taxing authority.
The Group Companies have not distributed or caused to be distributed any hidden dividend, nor distributed or granted any other benefit to the Seller or any other person which could lead to the imposition of any withholding taxes on dividends or constructive dividends.All original documents establishing the export of goods by all Group Companies have been properly stored and readily available.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)	Assets
The Group has good title to or the valid right to use all assets as reflected in the Consolidated Financial Statements and needed for the continued conduct of its business as the same is currently being conducted; all such assets are in good working order (fair wear and tear excepted), have been properly maintained, are safe to operate in accordance with their current practice in their current condition and are not subject to any Liens (or agreements to create Liens). None of the Group Companies has entered into any off balance sheet borrowing arrangement (including factoring arrangements).

(g)	Intellectual Property Rights

(i)
All patents and trade marks registered in the name of one of the Group Companies are listed in Schedule 7.1(g)(i) (collectively, together with the registered domain names of the Group as disclosed to the Buyer, the “Registered Intellectual Property Rights”). None of the Registered Intellectual Property Rights is subject to any Lien.

(ii)
The Group Companies exclusively own all right, title, and interest to and in the IP (except for Inbound Licenses) used, or held for use by the Group Companies, including the Registered Intellectual Property Rights (collectively the “Owned IP” and together with the Inbound Licenses, the “Company IP”). The Inbound Licenses are valid and in full force and effect and together with the Owned IP grant the Acquired Companies the right to use all IP necessary for the conduct of the business as currently being conducted. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated thereby, will, with or without notice or lapse of time, result in, or give any other person or entity the right or option to cause or declare: (A) a loss of, or Lien on, any Company IP; (B) a breach of or default under any contract of any Group Company relating to IP; or (C) the grant, assignment or transfer to any person or entity of any license or other right or interest under, to or in any Company IP.

(iii)
To the Seller's best knowledge: (A) the use of Company IP by the Group Companies does not infringe any third party rights, and (B) no Group Company has infringed any third party intellectual property rights and no such infringement has been alleged in writing.

(iv)
Each current or former employee or contractor of the Group Companies who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of intellectual property rights to the relevant Group Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of any Group Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of any Group Company is (i) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for such company or (ii) in breach of any contract with any former employer or other person concerning intellectual property rights or confidentiality.

(v)
No funding, facilities, or personnel of any governmental body or any college, university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(vi)
No claims have been made, or threatened in writing, challenging the use, validity, existence or enforceability of the Company IP. All registration fees for the Registered Intellectual Property Rights have been paid.

(vii)	To the Seller's best knowledge there has been no infringement of any of the Company IP by any third party and no such infringement has been alleged in writing.
For the purposes of this Section (g) “to the Seller's best knowledge” shall mean to the actual knowledge of the Seller and the Group Companies, provided, however, that potential knowledge of the Seller or any Group Company shall be deemed to be actual knowledge of the Seller and the Group Companies if and to the extent the Seller or any Group Company failed to make due and careful inquiries in situations where the Seller or any Group Company had concrete and plausible indications of a possible infringement provided by an identifiable third party.

(h)	Employment

(i)
No employee has a notice period for the termination of his employment longer than 6 (six) months nor is there a compensation contractually required for termination on due notice, which would exceed the equivalent of 6 months' salary. As at the date of this Agreement, no material salary increases have been resolved but not yet implemented. There are no employment or benefit agreements or plans entitling an employee to severance or other payments due upon a change of control of the Group.

(ii)	There are no current disputes with any governmental or self-regulatory authority, any works council or other employee representatives.

(iii)	The Group Companies are not engaged, and the Group Companies have never been engaged, in any unfair labor practice of any nature in violation of any legal requirement.

(iv)	None of the current or former independent contractors of the Group Companies could be reclassified as an

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

employee.

(v)
The Group Companies (A) are, and at all times have been, in compliance with all applicable legal requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their respective employees; (B) have withheld and reported all amounts required by applicable legal requirements or by contract to be withheld and reported with respect to wages, salaries and other payments to their employees; and (C) are not liable for any arrears of wages, or any taxes or any penalty for failure to comply with the legal requirements applicable of the foregoing.

(i)	Material Contracts

(i)	The Disclosure Information contains, lists or refers to all material contracts (the “Material Contracts”) of the Group, including contracts which:

(1)	contain any agreement by a Group Company prohibiting or limiting the right to compete in any material line of business;

(2)	contain any agreement or series of agreements which provide for an aggregate payment obligation (Zahlungsverpflichtung) of the Group of an amount exceeding CHF [*];

(3)	contain any agreement that involves performance of services or delivery of goods to one or more of the Group Companies of an amount or value exceeding CHF [*] in the aggregate;

(4)
contain any provision which requires any Group Company to obtain consent from any third party or to provide notice to any third party or provides for adverse consequences to one or more of the Group Companies in case of a change of control of the any Group Company;

(5)	relate to the acquisition or disposal by a Group Company after 1 January 2011 of a company or business for a consideration in excess of CHF 1 million;

(6)	relate to the voting and any other rights or obligations of a shareholder of any of the Group Companies in its capacity as a shareholder;

(7)	contain any obligation by any Group Company to the Seller or any of the Seller's Affiliates;

(8)
relate to the acquisition, transfer, development or sharing of any technology, IP or Company IP (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Group Companies):

(9)	relate to the license of any IP or Company IP to or from any of the Group Companies;

(10)
grant exclusive rights to license, market, sell or deliver any of the products or services of any of the Group Companies or otherwise contemplate an exclusive relationship between any of the Group Companies and any other person or entity;

(11)	involve any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(12)
contain an outstanding obligation in respect of unpaid purchase price (whether or not contingent) of an amount exceeding CHF 300,000.00 upon acquisition of a company or business which is not reflected in the Consolidated Financial Statements;

(13)	relate to a joint-venture, alliances or other form of cooperation agreements with third parties providing for an annual aggregate payment obligation of the Group in excess of CHF [*]; or

(14)	are not terminable on less than 3 months' notice without resulting in a payment obligation triggered by such termination exceeding CHF [*].

(ii)
The Material Contracts are, to the best knowledge of Seller and the Group Companies, valid and enforceable. Each Group Company has performed all material obligations arising out of such contracts and no notice of termination or violation has been received or given. The counterparties have performed all material obligations arising out of such contracts and to the Seller's best knowledge no grounds for early termination exist. To the best knowledge of Seller and the Group Companies, the other parties to the Material Contracts (other than the Group) have not violated any of the Material Contracts in any material respect.

(j)	Insurance

(i)
Each Group Company has obtained or has the benefit of reasonable insurance coverage, both as required by law. All premiums due on all current insurance contracts (the “Policies”) entered into in favor of Group Companies have been duly paid and, to the best knowledge of Seller and the Group Companies, the Policies are valid and in force.

(ii)
There is no material claim outstanding under any of the Policies (or under any policies previously held by a Group Company); all material claims have been settled in full. Since 1 January 2011 there have been no material claims as to which insurance coverage has been denied.

(k)
LitigationThere are no judgments, decrees or orders outstanding or unsatisfied, and there are no actions, suits or proceedings (the “Litigation”) pending or threatened in writing against any Group Company by or before any court, arbitral tribunal, administrative board, agency or commission which involve a claim by a governmental or regulatory

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

authority, or a third party against any of Group Company with an amount in dispute exceeding CHF [*]. To the best knowledge of the Seller and the Group Companies, there are no facts or circumstances from which it may be expected that any Litigation involving an amount in dispute exceeding CHF [*] may arise.

(l)	Compliance
Each Group Company (A) is and has been at all times in compliance with all laws and regulations applicable to it in all material respects, and no material action, suit or proceeding by any third party or any governmental or administrative authority is pending or threatened in writing against a Group Company alleging any failure to comply with any laws and regulations, (B) is and has been in compliance in all material respects with all of the terms and conditions of all Permits required under any laws and regulations or otherwise held by the Group Companies and (C) has not made, and no person on its behalf has made, any unusual payments to any government official or promised to give or gave any gift, money or anything of value to a government official with the intention to secure any improper advantage or to obtain or retain business.

(m)	Pension Plans and Social Security

(i)
All material agreements or arrangements for the payment of pensions, social security, allowances, lump sums or other similar benefits upon retirement or death or during periods of sickness or disablement for the benefit of any current or former director, officer or employee of a Group Company or such person's dependants (the “Pension Plans”) have been established in compliance with applicable laws and regulations. At the date hereof, no Group Company has any overdue material obligation to provide, or contribute to, any Pension Plan. Any and all returns and reports related to Pension Plans contributions that are required to be filed with respect to the Group Companies have been timely and correctly filed. To the best of the knowledge of the Seller and the Group Companies, there are no facts or circumstances existing or having arisen prior to the Closing Date which have or may lead to a reassessment by any social security authority of social security contributions to be made by the Group Companies relating to the three years period prior to the Closing Date.

(ii)
All Pension Plans are, to the extent relevant, fully funded under Swiss law. All deductions from employee salaries for social security and Pension Plans have been made and all such deductions and all premiums due to be paid by a Group Company to a Pension Plan as of the Closing Date have been paid.

(n)	Broker's Fees
None of the Group Companies has an obligation to pay a broker's, finder's or transaction fee or commission in connection with the transactions contemplated by this Agreement.

(o)	Interested Party Transactions
None of the officers, stockholders and directors of any of the Group Companies and, to the knowledge of the Seller, none of the employees of any of the Group Companies, nor any immediate family member of an officer, director, employee or stockholder of any of the Group Companies, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with (including suppliers), any of the Group Companies (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). To the knowledge of the Seller, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the businesses of any of the Group Companies.

(p)	Customers; Suppliers
No Group Company has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2011 was one of the 20 largest sources of revenues for the Group, based on amounts paid or payable (each, a “Significant Customer”), and neither the Seller nor the Group Companies has any knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed in the Disclosure Letter. Neither the Seller nor any officer or director of any Group Company has received any information from any Significant Customer that such customer shall not continue as a customer after the Closing or that such customer intends to terminate or materially modify existing contracts with any Group Company.
Neither the Seller nor any Group Company has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2011 was one of the 20 largest suppliers of products and/or services to the Group, based on amounts paid or payable (each, a “Significant Supplier”), and neither the Seller

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

nor any Group Company has any knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed in the Disclosure Letter. Neither the Seller nor any officer or director of any Group Company has received any information from any Significant Supplier that such supplier shall not continue as a supplier after the Closing or that such supplier intends to terminate or materially modify existing contracts with any Group Company.

(q)	Carved-Out Assets
The Carved-Out Assets are not necessary for the operation of the business of the Group as currently conducted and as currently proposed to be conducted.

(r)	Payments
The consideration paid for the Carved-Out Assets reflect the fair market value of such assets, which equals the book value of such assets. The Seller's Personal Debt Amount as of February 29, 2012 is set forth on Part (r)(1) of the Disclosure Letter and the estimated Seller's Personal Debt Amount as of the date of this Agreement is set forth on Part (r)(2) of the Disclosure Letter (including, in each case, the name of the Group Company owed such amount). The aggregate amount owed by the Group to the Seller as of the date of this Agreement is less than CHF [*]. The Payment Certificate is true and correct as of the Closing.

(s)	Representations Complete
None of the representations or warranties made by the Seller in this Annex 7.1 when read together with the other Annexes or schedules thereto, including the Disclosure Letter, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.The Seller represents and warrants that the Disclosure Information (including the Data Room Documents) are true, complete and correct in all material respects.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex 7.2 - Representations and Warranties of the Buyer
Subject to the limitations set forth in the Agreement, the Buyer hereby represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date that:

(a)
The Buyer is a corporation duly organized and validly existing under the laws of the Netherlands and has full corporate power, authority and necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b)
The Buyer has the absolute and unrestricted right, power, authority and capacity and has received all the necessary approvals from its corporate bodies to execute this Agreement and to perform its respective obligations hereunder. There are no limitations under applicable law and the constituting documents of the Buyer, or any contracts by which the Buyer is bound that would prevent the Buyer from entering into or performing its obligations under this Agreement.

(c)
No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including without limitation any shareholders or creditors of the Buyer) for the consummation of the transactions contemplated by this Agreement other than consents from non-governmental third parties that are not reasonably likely to affect the ability of the Buyer to consummate the transactions contemplated by the Agreement.

(d)
There are no actions, suits or proceedings pending against the Buyer or any of the Buyer's Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. The Buyer has no knowledge of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Buyer or any of the Buyer's Affiliates.

(e)
The Buyer has arranged for and on the Closing Date will have the necessary funds to finance the transactions contemplated by this Agreement. The Buyer further represents, warrants, and confirms that the funds which it shall use to finance the present transaction originate from legal sources and that the use of such funds in the present transaction does not violate any applicable laws of any relevant jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annex 7.3 - Representations and Warranties of the Co-Obligor
Subject to the limitations set forth in the Agreement, the Co-Obligor hereby represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date that:

(f)
The Co-Obligor is a Cayman Limited corporation duly organized and validly existing under the laws of Cayman and has full corporate power, authority and necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(g)
The Co-Obligor has the absolute and unrestricted right, power, authority and capacity and has received all the necessary approvals from its corporate bodies to execute this Agreement and to perform its respective obligations hereunder. There are no limitations under applicable law and the constituting documents of the Co-Obligor, or any contracts by which the Co-Obligor is bound that would prevent the Co-Obligor from entering into or performing its obligations under this Agreement.

(h)
No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including without limitation any shareholders or creditors of the Co-Obligor) for the consummation of the transactions contemplated by this Agreement other than consents from non-governmental third parties that are not reasonably likely to affect the ability of the Buyer to consummate the transactions contemplated by the Agreement.

(i)	The Co-Obligor is the sole legal and beneficial owner of the Buyer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.